Immediate Release Contact
Beth Feikens
248.373.3962

BORGWARNER NAMES DAVID T. BROWN TO BOARD OF DIRECTORS

Chicago, Illinois, November 15, 2004   David T. Brown, President and
Chief Executive Officer of Owens Corning, has been appointed to the Board of Directors of BorgWarner Inc., which now numbers ten.

      "We are delighted to welcome Dave to our Board," said Tim Manganello, BorgWarner Chief Executive Officer and Chairman of the Board of Directors. "He is a very engaged business leader with extensive operating experience that will be of great benefit to BorgWarner at an exciting time of growth for our company."

      Mr. Brown, 56, joined Owens Corning in a sales and marketing capacity in 1978 and held a variety of positions with the company before being named President and CEO in April 2002. Owens Corning is a $5 billion world leader in building materials and composite systems and solutions. The company operates in more than 300 locations globally.

      Mr. Brown, a resident of Toledo, Ohio, holds a bachelor's degree in economics from Purdue University. He serves on the Board of Directors for the Toledo Museum of Art and the Dean's Advisory Council for Purdue's Krannert School of Management. He is a past board member of several industry associations including the Executive Committee of the North American Manufacturers Association.

      BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The company operates manufacturing and technical facilities in 43 locations in 14 countries. Customers include Ford, DaimlerChrysler, General Motors, Toyota, Honda, Hyundai/Kia, Caterpillar, Navistar International, Renault/Nissan, Peugeot and VW/Audi. The Internet address for BorgWarner is: www.bwauto.com.

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign automotive production, the continued use of outside suppliers by original equipment manufacturers, fluctuations in demand for vehicles containing the Company's products, general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Cautionary Statements filed as
Exhibit 99.1 to the Form 10-K for the fiscal year ended December 31, 2003. The Company does not undertake any obligation to update any forward-looking statement.

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